                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

                                             Chapter 11

In re
                                             Case Nos. 02-40957
JS STORES, INC., ET AL.,                               02-40959
f/k/a Jacobson Stores Inc., et al.,                    02-40961
                                             Jointly Administered
                  Debtors.                   Hon. Thomas J. Tucker



                        AMENDED JOINT PLAN OF LIQUIDATION
                  PROPOSED BY DEBTORS AND DEBTORS-IN-POSSESSION
                  AND OFFICIAL COMMITTEE OF UNSECURED CREDITORS

HONIGMAN MILLER SCHWARTZ & COHN LLP                            TRAUB, BONACQUIST & FOX LLP
Andrew J. Gerdes                                               Paul Traub
2290 First National Building                                   Steven E. Fox
660 Woodward Avenue                                            Maura I. Russell
Detroit, Michigan  48226                                       655 Third Avenue, 21st Floor
(313) 465-7000                                                 New York, New York  10017
                                                               (212) 476-4770
Counsel to the Debtors and Debtors-in-Possession               Special Counsel to the Debtors and
                                                               Debtors-in-Possession

KRONISH LIEB WEINER & HELLMAN LLP                              PEPPER HAMILTON LLP
Jay R. Indyke                                                  Robert S. Hertzberg
Charles J. Shaw                                                100 Renaissance Center
1114 Avenue of the Americas                                    Suite 3600
New York, New York  10036                                      Detroit, Michigan  48243
(212) 479-6000                                                 (313) 259-7110

Counsel to the Official Committee of Unsecured Creditors       Local Counsel to the Official Committee of
of the Debtors                                                 Unsecured Creditors of the Debtors

Dated: February 26, 2004

                                  INTRODUCTION

      JS Stores, Inc. (formerly known as Jacobson Stores Inc.), for itself and on behalf of its affiliated debtors and debtors-in-possession, JS Realty, Inc. (formerly known as Jacobson Stores Realty Company), and JS Credit, Inc. (formerly known as Jacobson Credit Corp., and collectively, the "Debtors"), and the official committee of unsecured creditors of the Debtors (the "Committee"), by their respective counsel, hereby propose the following amended joint plan of liquidation (the "Plan") under section 1121(a) of title 11, United States Code.

                                   ARTICLE I
                             DEFINED TERMS, RULES OF
                     INTERPRETATION, AND COMPUTATION OF TIME

DEFINED TERMS

      Capitalized terms used in this Plan are used as defined below. Any capitalized term used without definition in this Plan, but defined in the Bankruptcy Code or the Bankruptcy Rules, is used as defined therein.

      1.01 "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507, or 1114(c)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the estates and operating the businesses of the Debtors; (ii) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (iii) all fees and charges assessed against the Debtors' estates under chapter 123 of title 28, United States Code, 28 U.S.C. Section 1911-1930; and (iv) Reclamation Claims.

      1.02 "Allowed Claim" means:

            (a) a Claim that has been listed by the Debtors on their Schedules as other than disputed, contingent, or unliquidatcd, to the extent that it is not otherwise a Disputed Claim;

            (b) a Claim for which a proof of Claim has been filed by the applicable Bar Date or has otherwise been deemed timely filed under applicable law, to the extent that it is not otherwise a Disputed Claim; or

            (c) a Claim that is allowed: (i) in any stipulation executed by the Debtor or Surviving Officer and a holder of a Claim; (ii) in any contract, instrument, or other agreement entered into in connection with the Plan; (iii) in a Final Order; or (iv) under the terms of the Plan.

      1.03 "Allowed.. . . Claim" means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of the Claim.

      1.04 "Avoidance Actions" means any claims or causes of action arising or assertable under Chapter 5 of the Bankruptcy Code.

      1.05 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S C.
Section 101-1330, as now in effect or hereafter amended.

      1.06 "Bankruptcy Court" means the United States District Court having jurisdiction over these Cases and, to the extent of the reference made under 28 U.S.C. Section 157, the bankruptcy unit of the District Court.

      1.07 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

      1.08 "Banks" means, collectively, National City Bank of Michigan/Illinois, Huntington Bank, National City Bank, and Bank One, N.A., in its individual capacity and as agent for itself, Huntington Bank, and National City Bank.

      1.09 "Bar Date" means the applicable deadline by which a proof of claim, proof of interest, or request for payment of an Administrative Claim must be or must have been filed, as established by this Plan or an order of the Bankruptcy Court.

      1.10 "Business Day" means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

      1.11 "Cash" means cash, cash equivalents and other readily marketable securities or instruments, including, without limitation, direct obligations of the United States of America and certificates of deposit issued by federally-insured banks.

      1.12 "Cases" means the cases for the Debtors under the Bankruptcy Code filed on the Petition Date in the Bankruptcy Court and pending on the Confirmation Date.

      1.13 "Central States" means Central States, Southeast and Southwest Areas Pension Fund.

      1.14 "Claim" means a "claim" as defined in section 101(5) of the Bankruptcy Code against the Debtors.

      1.15 "Claims Agent" means Donlin Recano & Company, Inc.

      1.16 "Class" means a class of Claims or Interests.

      1.17 "Collateral" means any property of the Debtors that is subject to a valid and enforceable lien that secures a Claim.

      1.18 "Committee" means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Cases under section 1102 of the Bankruptcy Code, as the same may be constituted or reconstituted from time to time.

      1.19 "Compensation Claim" means any Claim under sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation for services rendered or reimbursement of expenses incurred in the Cases.

      1.20 "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

      1.21 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court within the meaning of Bankruptcy Rules 5003 and 9021.

      1.22 "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as continued from time to time.

      1.23 "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

      1.24 "Debentures" means the 6 3/4% Convertible Subordinated Debentures due 2011 issued in the original principal amount of $34,500,000 under an Indenture between Jacobson Stores Inc. and Bank One Trust Company, as successor in interest to National Bank of Detroit, as Trustee, dated December 15, 1986.

      1.25 "Debtors" means, collectively, JS Stores, Inc. (formerly known as Jacobson Stores Inc.), and its affiliated debtors and debtors-in-possession, JS Realty, Inc. (formerly known as Jacobson Stores Realty Company), and JS Credit, Inc. (formerly known as Jacobson Credit Corp.), each a Michigan corporation.

      1.26 "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) concerning this Plan, as approved by the Bankruptcy Court under section 1125 of the Bankruptcy Code, as the same may be amended, modified, or supplemented.

      1.27 "Disputed Claim" means:

            (a) with respect to Claims as to which no proof of claim has been filed by the Bar Date nor been deemed timely filed under applicable law, a Claim that is listed on a Debtor's Schedules as disputed, contingent, or unliquidated; or

            (b) if a proof of claim or request for payment of an Administrative Claim has been filed by the Bar Date or has been deemed timely filed under applicable law: a Claim to which the Debtors or the Committee has filed an objection, or, before the Effective Date, any other party in interest has filed an objection, as the case may be.

      1.28 "Disbursing Agent" means the Entity appointed as such by the Committee on or before the date of the hearing to approve the Disclosure Statement. The Disbursing Agent will make Cash distributions to holders of certain Allowed Claims as specified in this Plan.

      1.29 "Disputed Claims Reserve" means the reserve established and maintained by the Disbursing Agent for all Disputed Claims.

      1.30 "Effective Date" means a Business Day, as determined by the Debtors and the Committee, on which (a) all conditions to the occurrence of the Effective Date stated in Section 8.01 have been met or waived, and (ii) no stay of the Confirmation Order is in effect.

      1.31 "Entity" shall have the meaning given in section 101 of the Bankruptcy Code.

      1.32 "Final Order" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, entered on the docket of the rendering court, that has not been reversed, stayed, modified, or vacated, and as to which either the time to appeal or seek certiorari or other review has expired and no such appeal or petition for review has been timely taken, or any timely appeal or petition for review has been resolved by the highest court to which the appeal was taken or review sought.

      1.33 "General Distribution Fund" means all Cash available for distribution under the Plan to holders of Allowed General Unsecured Claims after provision has been made for payment or reserve to the extent provided in this Plan for all other Allowed Claims, Disputed Claims, and Plan Expenses.

      1.34 "General Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim, or Settlement Claim, or Intercompany Claim.

      1.35 "Global Settlements" means the settlements approved by the Bankruptcy Court between the Debtors, the Committee, the Banks, Central States, and PBGC resulting in the Settlement Claims.

      1.36 "IDR Bonds" means the Variable Rate Demand Industrial Development Revenue Bonds (Jacobson Stores Realty Company Project) issued in the original principal amount of $9,500,000 under an Indenture dated December 1, 1985, between the County of Franklin, Ohio, and The Central Trust Company, N.A.

      1.37 "Indenture Trustee" means, as the context may require, Bank One Trust Company, as successor in interest to National Bank of Detroit, as trustee for holders of the Debentures under the Indenture dated December 15, 1986, as amended; or J.P. Morgan Trust Company, National Association, as successor by merger to The Central Trust Company, N.A., as Trustee for holders of the IDR Bonds under the Trust Agreement dated as of December 1, 1985, as amended.

      1.38 "Insured Claim" means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

      1.39 "Intercompany Claim" means any Claim held by any Debtor against any of the other Debtors.

      1.40 "Interests" means the rights of the holders of the equity securities of the Debtors and the rights of any entity to purchase or demand the issuance of any equity security of the Debtors, including: (a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

      1.41 "PBGC" means the Pension Benefit Guaranty Corporation.

      1.42 "Petition Date" means January 15, 2002.

      1.43 "Plan" means this joint liquidating plan for the Debtors, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.

      1.44 "Plan Expenses" shall mean all actual and necessary costs and expenses to be incurred in connection with the administration of the Plan, including fees and expenses of the (i) Surviving Officer and any professionals retained by the Surviving Officer, (ii) Committee and professionals retained by the Committee, (iii) Claims Agent, and (iv) Disbursing Agent.

      1.45 "Post-Confirmation Debtors" means the Debtors after Confirmation.

      1.46 "Priority Claim" means a Claim that is entitled to priority in payment under section 507(a) of the Bankruptcy Code other than an Administrative Claim or a Priority Tax Claim.

      1.47 "Priority Tax Claim" means a Claim that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

      1.48 "Pro Rata" means, when used with reference to a distribution of Cash from the General Distribution Fund, proportionately so that with respect to a particular Allowed Claim, the ratio of (a) the amount of Cash distributed on account of the Claim to the amount of the Claim is equal to (b) the ratio of the amount of Cash distributed on account of all Allowed Claims of the Class in which the Claim is included to the sum of all Allowed Claims in that Class.

      1.49 "Professional" means any professional employed in the Cases under sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Cases under section 503(b)(4) of the Bankruptcy Code.

      1.50 "Property" means all property of the Debtors' estates of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtors, or acquired by the estates, as defined in section 541 of the Bankruptcy Code.

      1.51 "Reclamation Claims" means those claims acknowledged as valid "reclamation" claims as defined in (a) the Order Approving Procedure to Resolve Reclamation Claims, dated July 9, 2002, and (b) the Order, Inter Alia, in Furtherance of Prior Order Approving Certain Procedures to Resolve Reclamation Claims, dated January 23, 2003.

      1.52 "Record Date" means the date established under section 6.03 of this Plan.

      1.53 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as previously amended as may be amended, modified, or supplemented henceforth.

      1.54 "Settlement Claims" mean Claims held by the Banks, Central States, or PBGC pursuant to the Global Settlements.

      1.55 "Secured Claim" means a Claim that is secured by a lien on property in which the Debtors' estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the holder's interest in the Debtors' estates' interests in that property or to the extent of the amount subject to setoff, as applicable, determined under sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

      1.56 "Surviving Officer" shall mean Paul W. Gilbert, the vice-chairman and chief financial officer of the Debtors, or his successor duly appointed by the Committee.

      1.57 "Uninsured Claim" means any Claim that is not an Insured Claim.

RULES OF INTERPRETATION AND COMPUTATION OF TIME

      1.58 Rules of Interpretation. For all purposes under this Plan unless the Plan otherwise provides: (a) whenever, from the context, it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit filed or to be filed means that document or Exhibit, as it may have been or may be amended, modified, or supplemented under the Plan; (d) any reference to an entity as a holder of a Claim includes that entity's successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan;
(f) the words "herein," "hereunder," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles of incorporation, code of regulations, similar constituent documents, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules, and (i) the rules of construction stated in section 102 of the Bankruptcy Code will apply.

      1.59 Computation of Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II
                     CLASSIFICATION OF CLAIMS AND INTERESTS

      In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Sections 3.01 and 3.02, have not been classified and thus are excluded from the following Classes. All other Claims and Interests are classified as follows for all purposes under this Plan, including voting, confirmation, and distribution. A Claim or Interest is classified in a particular Class only to the extent that it falls within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest falls within the description of such other Classes.

      2.01 Class 1 contains all Priority Claims.

      2.02 Class 2 contains all Secured Claims, divided into appropriate subclasses.

      2.03 Class 3 contains all Settlement Claims.

      2.04 Class 4 contains all General Unsecured Claims.

      2.05 Class 5 contains all Interests.

                                  ARTICLE III
                        TREATMENT OF CLAIMS AND INTERESTS

UNCLASSIFIED CLAIMS

      3.01 Administrative Claims

            (a) Payment of Administrative Claims. Except to the extent that the holder of an Allowed Administrative Claim agrees otherwise, each such holder shall receive in respect of such Allowed Administrative Claim the full amount thereof, without interest, in Cash, as soon as practicable after the later of
(i) the Effective Date, and (ii) the date on which the Administrative Claim becomes an Allowed Claim. Compensation Claims of Professionals will be paid under prior orders of the Bankruptcy Court or on further order of the Bankruptcy Court under section 330 of the Bankruptcy Code.

            (b) Statutory Fees. Allowed Administrative Claims against the Debtors for fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing or otherwise, will be paid in Cash equal to the amount of such Allowed Administrative Claims, as soon as practicable after the Effective Date.

            (c) Bar Dates for Administrative Claims and Compensation Claims.

               (i) By order entered November 7, 2003, the Bankruptcy Court established the Bar Date for Administrative Claims as December 2, 2003. Requests for payment of Administrative Claims, other than Compensation Claims or Allowed Reclamation Claims, were required to be filed and served in accordance with the order by the foregoing Bar Date. Holders of Administrative Claims required to file and serve a request for payment of such Claims who have not done so by the applicable Bar Date in the manner provided above will be barred from recovering such Claims against the Debtors, their estates, the Surviving Officer, or the property of any of the foregoing. Objections to Administrative Claims must be filed and served on the requesting party and all parties that were served with such Claims or requests no later than 120 days after the Confirmation Date, subject to extensions by the Bankruptcy Court on motion of the Debtors or the Committee.

               (ii) Professionals or other entities asserting a Compensation Claim for services rendered through the Effective Date shall file and serve on the United States Trustee, the Surviving Officer, the Committee, and any other entity designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Compensation Claim no later than 45 days after the Effective Date. Objections to any Compensation Claim must be filed and served on the parties that were served with such application and the requesting party no later than 65 days after the Effective Date or as otherwise directed by the Bankruptcy Court.

      3.02 Priority Tax Claims.

            (a) Payment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive in respect thereof either (a) the full amount thereof, without post-Petition Date interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date, and (ii) the date on which the Allowed Priority Tax Claim becomes an Allowed Claim, or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Surviving Officer may otherwise agree.

            (b) Other Provisions Concerning Treatment of Priority Tax Claims. The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any Claim or demand for any such penalty shall be deemed disallowed by Confirmation of the Plan and the holder of an Allowed Priority Tax Claim shall be barred from assessing or attempting to collect any such penalty from the Debtors or their estates.

CLASSIFIED CLAIMS

      3.03 Treatment of Claims and Interests. The treatment of and consideration to be received by holders of Allowed Claims and Interests under this Article III of the Plan shall be in full and complete satisfaction, settlement, release and discharge of such Claims and Interests. The Debtors' obligations in respect of such Claims and Interests shall be satisfied in accordance with the terms of this Plan.

      3.04 Treatment of Class 1 Claims: Priority Claims. Class 1 Claims are unimpaired. The legal, contractual, and equitable rights of each Allowed Priority Claim shall be left unaltered. Holders of Allowed Priority Claims shall receive payment in full in Cash as soon as practicable after the later of (a) the Effective Date or (b) the date on which the Priority Claim becomes an Allowed Claim. The holders of Claims in Class 1 shall not be entitled to vote on this Plan and shall be deemed to have accepted the Plan.

      3.05 Treatment of Class 2 Claims: Secured Claims. Class 2 Claims are unimpaired. At the option of the Surviving Officer, with the approval of the Committee, either (i) the legal, equitable and contractual rights to which any Secured Claim entitles the holder thereof shall be left unaltered, (ii) the Secured Claim shall be left unimpaired in the manner described in section 1124(2) of the Bankruptcy Code, (iii) the holder of the Secured Claim shall receive or retain the Collateral securing the Secured Claim, (iv) the holder of the Secured Claim shall receive Cash on the Effective Date or as soon as practicable thereafter in an amount equal to the value of the

Collateral securing the Claim, or (v) the holder of the Secured Claim shall receive such other treatment as the holder may agree with the Surviving Officer, with the approval of the Committee. To the extent that the value of the Collateral securing a Claim is less than the amount of the Claim, the deficiency shall not constitute a Secured Claim but shall be treated as a Class 4 General Unsecured Claim. The holders of Claims in any subclass of Class 2 shall not be entitled to vote on this Plan and shall be deemed to have accepted the Plan.

      3.06 Treatment of Class 3 Claims: Settlement Claims. Class 3 Claims are unimpaired. Settlement Claims shall be governed, as applicable, by the terms of the stipulations and orders of settlement made by and among the Debtors and the Committee, on the one hand, and the Banks, Central States, and PBGC respectively on the other hand, approved by the Bankruptcy Court by respective Final Orders dated November 20, 2003 (the "Global Settlements"). Pursuant to the Global Settlements, the Debtors have made the following transfers in full satisfaction and discharge of all of the claims of the parties as set forth respectively below: the Banks have received in full satisfaction and discharge of all of their Claims in the Cases the sum of $7,306,875.00 in Cash, which shall be allocated among the Banks as provided in the Stipulation, Global Settlement and Order of Settlement made as of October 16, 2003, by and among the Debtors, the Committee, and the Banks; Central States has received in full satisfaction and discharge of all of its Claims in the Cases the sum of $750,000.00 in Cash; and the PBGC has received in full satisfaction and discharge of all of its Claims in the Cases the sum of $1,000,000.00 in Cash. All Settlement Claims shall be deemed reduced and allowed in the foregoing amounts respectively and paid in full, and no holder of a Settlement Claim shall have any additional or continuing Claims in the Cases or liens on or interests in property of the Debtors' estates.

      3.07 Treatment of Class 4 Claims: General Unsecured Claims. Class 4 Claims are impaired. As provided in Article VI of this Plan, each holder of an Allowed General Unsecured Claim shall receive in respect of the Claim one or more distributions on account of its Pro Rata share of the General Distribution Fund.

      3.08 Treatment of Class 5 Interests. Class 5 Interests are impaired. On the Effective Date, each holder of an Interest shall receive no distribution in respect of the Claim, and all Interests shall be shall be cancelled and extinguished for all purposes in connection with this Plan. The holders of Interests in Class 5 shall not be entitled to vote on this Plan and shall be deemed to have rejected the Plan.

                                   ARTICLE IV
                       CONTINUED EXISTENCE OF THE DEBTORS

      4.01 Continuing Existence.

            (a) The Debtors shall continue in existence following the Effective Date in order to wind up their affairs as expeditiously as reasonably practicable by, without limitation: (i), liquidating, by conversion to Cash or other methods, any remaining assets of their estates, (ii) enforcing and prosecuting claims, interests, rights and privileges of the Debtors, (iii) resolving Disputed Claims, (iv) administering this Plan, and (v) filing appropriate tax returns.

            (b) From and after the Effective Date, the Surviving Officer shall be appointed the sole officer and director of the Debtors (and the Confirmation Order shall be deemed to amend all the Debtors' bylaws, articles or certificates of incorporation, and related corporate documents to authorize the same) and shall serve in that capacity until the dissolution of the Debtors.

            (c) Following the Effective Date, the Surviving Officer shall be authorized to take any necessary action at the appropriate time to withdraw the Debtors' business operations from any state in which the Debtors conducted business, to file certificates of dissolution for the Debtors, and otherwise to dissolve the Debtors and wind up their affairs under applicable law. Notwithstanding the foregoing, however, if such actions are not taken on behalf of the Debtors, upon the distribution of all assets of the Debtors' estates under this Plan the Debtors shall be deemed dissolved and their business operations withdrawn for all purposes without the necessity of filing any document, taking any further action, or making any payment to any governmental authority in connection therewith. The Surviving Officer shall be authorized to file with the Bankruptcy Court on behalf of the Debtors a certification that distributions have been completed and to take any necessary further actions.

      4.02 Liquidation of Assets. From and after the Effective Date, the Surviving Officer on behalf of the Debtors, under the direction of the Committee, may, without further approval of the Bankruptcy Court, use, sell at public or private sale, assign, transfer, abandon, or otherwise dispose of any of the Debtors' remaining property and liquidate and convert the same to Cash (other than those assets abandoned by the Debtors), pursue and settle rights and claims held by the Debtors, reconcile and allow or dispute Claims, make distributions, and otherwise fully consummate the Plan. Any use, sale, assignment, transfer, or other disposition of property of the Debtors having a market value (or, if not readily determinable, a cost basis to the Debtors) of $25,000 or more shall require the specific prior consent of the Committee. Notwithstanding the foregoing, the Surviving Officer on behalf of the Debtors, under the direction of the Committee, may if so advised seek the approval of the Bankruptcy Court for the sale, assignment, transfer, abandonment, or other disposal of any of the Debtors' property.

      4.03 Accounts. The Surviving Officer, at the direction of the Committee, may establish one or more interest-bearing accounts for the Debtors, and may transfer property of the Debtors into or out of such accounts, as necessary or desirable to effectuate the provisions of this Plan.

      4.04 Closing of the Cases. When all Disputed Claims filed against the Debtors have become Allowed Claims or have been disallowed by Final Order, and all remaining assets of the Debtors have been liquidated and converted into Cash (other than those assets abandoned by the Debtors) and all of the Cash has been distributed in accordance with this Plan, or at such earlier time as the Surviving Officer and the Committee deem appropriate, the Debtors shall seek authority from the Bankruptcy Court to close the Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                                   ARTICLE V
                      MEANS FOR IMPLEMENTATION OF THE PLAN

      5.01 Plan Funding. Consummation of this Plan shall be funded by the proceeds of liquidation of the Debtors' property.

      5.02 Corporate Governance. On the Effective Date, the term of each current officer of the Debtors and each member of the Board of Directors of the Debtors will automatically terminate without any further action, and the Surviving Officer shall be deemed the sole shareholder, officer, and director of the Debtors and shall thereafter serve as the responsible person of the Debtors. The Surviving Officer shall be authorized to execute, deliver, file, or record such instruments, agreements, and other documents, and take or direct such other actions, as may be necessary or desirable to effectuate or evidence the terms of this Plan. If the Surviving Officer becomes unable or unwilling to serve, the Committee shall appoint a successor, and may replace the Surviving Officer at any time in its sole discretion, in each case without the necessity of approval by the Bankruptcy Court. The Plan will be administered by the Surviving Officer, under the supervision and with the approval of the Committee, and all actions taken under the Plan in the names of the Debtors shall be taken through the Surviving Officer.

      5.03 Corporate Action. All matters provided for in the Plan involving actions required of, or to be taken by, the Debtors shall be deemed to have occurred and be effective as therein provided, and shall be authorized and approved in all respects, without any requirement of further action by any shareholder or director of any of the Debtors.

      5.04 Substantive Consolidation. On the earlier to occur of the entry of an order substantively consolidating the Debtors' estates or the Effective Date, all Intercompany Claims shall be cancelled and extinguished for all purposes in connection with this Plan, any obligation of any of the Debtors shall be deemed a single obligation of all of the Debtors, and any Claim filed or to be filed against one or more of the Debtors shall be deemed a single Claim entitled to but a single recovery against all of the Debtors.

      5.05 Funds for Distribution. All funds for distribution under the Plan, other than as required by the provisions of Article III of this Plan, shall be held by the Disbursing Agent.

      5.06 Investments. All Cash held by the Disbursing Agent in any accounts or otherwise shall be invested in accordance with Section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court, and shall be held for the benefit of holders of Allowed Claims in the Cases.

      5.07 Appointment and Fees to Disbursing Agent. The Disbursing Agent shall be deemed appointed at Confirmation without further order of the Bankruptcy Court. The Disbursing Agent shall be entitled to compensation for services rendered as provided in a letter agreement between the Debtors and the Disbursing Agent approved by the Committee to be filed with the Court at or before the hearing on approval of the Disclosure Statement, plus reimbursement of the Disbursing Agent's actual and necessary expenses incurred in making distributions under the Plan. The Disbursing Agent's compensation and expenses shall be paid from the General Distribution Fund.

      5.08 Bond for Disbursing Agent. If the Disbursing Agent is not an attorney, the Disbursing Agent shall obtain a bond, in the face amount of at least the amount of the General Distribution Fund as of the Confirmation Date, issued by a reputable surety, for the benefit of holders of Allowed General Claims. The surety and the form and content of the bond shall be reasonably acceptable to the Debtors and the Committee. The Disbursing Agent shall obtain and provide the Debtors and the Committee with a form of bond meeting these requirements before undertaking its duties under the Plan.

      5.09 Successor Disbursing Agent. If the Disbursing Agent is unable or unwilling to act in such capacity, the Committee may appoint a successor to the Disbursing Agent. Any such successor shall act in accordance with, and shall be subject to, the terms and provisions of this Plan.

      5.10 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens, or other security interests, if any, against the property of the Debtors' estates shall be released, and all the right, title, and interest of any holder of such mortgages, deeds of trust, liens, or other security interests shall revert to the Debtors and their successors and assigns.

      5.11 Rights of Action. On the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, any right, claim, or cause of action belonging to the Debtors or their estates against any Entity shall be retained by the Debtors. Subject to the following section 5.12, the Surviving Officer may pursue, settle, or release all such rights of action, with the approval of the Committee or on order of the Bankruptcy Court, according to the best interests of, and for the benefit of, the holders of Claims entitled to receive distributions under the Plan.

      5.12 Avoidance Actions. The Debtors, through the Surviving Officer, may, with the approval of the Committee, pursue and litigate to judgment or settle any and all rights of action for the recovery of transfers of property of the Debtors that may be voidable under any provision of the Bankruptcy Code including, without limitation, preferential and fraudulent transfers. From and after the Effective Date, prosecution and resolution of such rights of action shall not require the approval of the Bankruptcy Court, which shall nevertheless retain jurisdiction to resolve such matters as provided in Article IX of this Plan.

                                   ARTICLE VI
                                  DISTRIBUTIONS

      6.01 Reserve for Plan Expenses. Before making any distributions, as soon as practicable after the Effective Date the Surviving Officer, in consultation with the Committee, shall determine appropriate reserves for estimated Plan Expenses. The Disbursing Agent shall set aside and reserve an amount of Cash equal thereto as advised by the Surviving Officer. Any reserved Cash which the Surviving Officer Disbursing Agent deems excess before the closing of the Cases shall be distributed to holders of General Unsecured Claims under this Plan.

      6.02 Compliance by Disbursing Agent. The Debtors or the Disbursing Agent, as applicable, shall make all distributions under this Plan in compliance with all of its terms and provisions insofar as applicable.

      6.03 Record Date. The record date for distributions shall be the Confirmation Date or any later date established by order of the Bankruptcy Court. Subject to the Surviving Officer's discretion, record holders shown on the claims register as of the Record Date shall presumptively be recognized as holders of Claims for all purposes under this Plan. The Debtors will have no obligation to recognize any transfer of a Claim of which they receive notice after the Record Date.

      6.04 Distributions and Payments by Disbursing Agent. From and after the Effective Date, and except as to the manner in which Settlement Claims are to be paid (as described in section 3.06 of this Plan) and the Disbursing Agent's compensation is to be paid (as described in section 5.07 of this Plan), the Disbursing Agent shall make payments or distributions as provided in the Plan only under written instructions from the Surviving Officer (and as approved by the Committee), and the Disbursing Agent shall be entitled to rely upon such written instructions from the Surviving Officer and such consent from the Committee as being true and complete. Accordingly, the Disbursing Agent shall not issue any check or other instrument, and shall not otherwise cause any Allowed Claim to be paid, without the prior written instruction of the Surviving Officer and the consent of the Committee. Any distribution may, at the Disbursing Agent's option subject to the Committee's direction, be made by check drawn on a domestic bank or by wire or other electronic transfer.

      6.05 Initial Distributions of Cash. Within the times prescribed by Article III of this Plan, the Debtors or the Disbursing Agent shall make initial cash distributions, as applicable, to holders of Allowed Claims. Within 60 days after the Effective Date, or as soon thereafter as practicable, the Disbursing Agent shall make initial Cash distributions to holders of Allowed General Unsecured Claims. The Debtors shall make payment of Allowed Compensation Claims to each holder thereof as and when they become due and payable by order of the Bankruptcy Court authorizing and approving payment.

      6.06 Partial and Interim Distributions. The Disbursing Agent, at the direction of the Surviving Officer and the Committee, taking into the account the cost of such partial or interim distributions and the maintenance of prudent reserves, shall from time to time make partial or interim distributions on account of Allowed General Unsecured Claims.

      6.07 Distributions to Indenture Trustees. Distributions for the benefit of holders of the Debentures shall be made to their Indenture Trustee, who shall, in turn, promptly administer the distributions, including through exercise of any lien or other rights it may have against the distributions, in accordance with the terms of this Plan and the Indenture governing the Debentures. The Indenture Trustee in respect of the IDR Bonds shall have an Allowed Administrative Claim of $10,000 in full satisfaction and settlement of all its Claims (both as representative of the holders of the IDR Bonds and for compensation for services rendered, reimbursement of expenses and advances incurred or made under the Trust Agreement (including reasonable compensation and expenses of counsel), and any obligation of the Debtors for indemnification) and shall have no additional Claim of any kind, and holders of the IDR Bonds shall receive no distribution under this Plan. Distributions to the Indenture Trustees shall be deemed distributions to the respective holders of the Debentures and the IDR Bonds in full settlement and satisfaction of all obligations of the Debtors in respect of Claims based thereon, and such holders shall have no further recourse to the Debtors or their estates. Unless the Bankruptcy Court otherwise directs, the Indenture Trustees shall not be required to give any surety or other security for performance of their duties.

      6.08 Objections to Claims. After the Effective Date, objections to Claims may be asserted by either the Debtors or the Committee and shall be filed with the Bankruptcy Court and served on holders of those Claims no later than the latest of: (a) 120 days after the Effective Date, subject to extensions by the Bankruptcy Court on motion of the Debtors or the Committee; (b) 30 days after the filing of an applicable proof of claim; or (c) such other period of limitation as may be fixed by this Plan, the Confirmation Order, or otherwise by a Final Order of the Bankruptcy Court, which may be entered without further notice. Notwithstanding the foregoing, unless an order of the Bankruptcy Court fixes a later date, any proof of claim filed after the Bar Date (other than proofs of claim for Administrative Claims) shall be automatically disallowed as a late-filed claim, without the necessity of a separate objection, unless and until the party filing the Claim obtains (i) the written consent of the Surviving Officer, with the approval of the Committee, to file the Claim late or
(ii) an order of the Bankruptcy Court, on notice to the Surviving Officer and the Committee, that permits late filing of the Claim. In that event the Debtors and the Committee, as the case may be, shall have 60 days from the date of the written consent or order to object to any such Claim, which deadline may be extended by the Bankruptcy Court upon motion of the Debtors or the Committee without notice or a hearing. Distributions with respect to and on account of Claims to which objections have been filed shall be made as soon as practicable and prudent, after an order, judgment, decree, or settlement agreement with respect to the Claim becomes or is incorporated in a Final Order. In no event shall the holder of any Claim receive post-Petition Date interest thereon. Objections to Claims may be litigated to judgment, settled, or withdrawn by the Debtors or the Committee. From and after the Effective Date, such actions shall not require the approval of the Bankruptcy Court, which shall nevertheless retain jurisdiction to resolve objections to claims as provided in Article IX of this Plan.

      6.09 No Distributions to Holders of Disputed Claims; Distributions in Respect of Undisputed Portions of Disputed Claims. Notwithstanding any other provision of this Plan, no Cash or other Property shall be distributed under the Plan on account of any Disputed Claim, including any undisputed portion thereof.

      6.10 No Distributions to Entities from whom Property or Transfers Recoverable. Notwithstanding any other provision of this Plan, no Cash or other Property shall be distributed under the Plan to the holder of any Claim from whom property is recoverable or who has received a voidable transfer, as provided in section 502(d) of the Bankruptcy Code, unless and until the holder turns over, for the benefit of the Debtors' estates, any such property or transfer, or the value thereof, for which the holder is liable. The Disbursing Agent shall establish and maintain appropriate reserves in respect of any Cash or other Property not distributed as a result of the application of this section. At the time of the final distribution of Property under this Plan, any Cash or other Property not distributed to any such holder shall be distributed Pro Rata to the remaining holders of Allowed General Unsecured Claims in accordance with this Plan.

      6.11 Disputed Claim Reserves. On and after the Effective Date, the Disbursing Agent shall establish and maintain reserves for all Disputed Claims. For the purpose of establishing reserves, Cash will be set aside equal to the amount that would have been distributed to the holders of Disputed Claims in such Class had their Disputed Claims been deemed Allowed Claims on the Effective Date, or such other amount as may be approved by the Bankruptcy Court upon motion of the Debtors or the Committee. To the extent that any Disputed Claim becomes an Allowed Claim by Final Order, the Disbursing Agent shall distribute the relevant portion of the Cash held in reserve therefor to the holder of the Claim. The balance of such Cash, if any remains after all Disputed Claims have been resolved, shall be returned to and held by the Disbursing Agent to be distributed Pro Rata to holders of Allowed General Unsecured Claims in accordance with this Plan.

      6.12 No Distributions to Non-Exempt Holders of Claims Not Providing Tax Identification Numbers. Notwithstanding any other provision of this Plan, no Cash or other property shall be distributed under the Plan to the holder of any Claim who has not provided an appropriate United States tax identification number unless the Debtors have determined that the holder is exempt from United States tax withholding with respect to the distribution. The Disbursing Agent shall establish and maintain appropriate reserves in respect of any Cash or other Property not distributed as a result of the application of this section. Unless a non-exempt holder provides its tax identification number in reasonable time to be included in the final distribution of Property under this Plan, the holder shall have no further rights against the Debtors with respect to the Claim and the Cash or other Property not distributed to the holder shall be distributed Pro Rata to the remaining holders of Allowed General Unsecured Claims in accordance with this Plan.

      6.13 Unclaimed Property. Distributions shall be made to the address of each holder of a Claim entitled to receive the distribution, as shown on the Schedules or of which the Debtors shall have been duly notified in writing, including through the filing of a proof of claim in the cases. Notwithstanding sections 347 and 1143 of the Bankruptcy Code but subject to the Surviving Officer's discretion, if any distribution remains unclaimed for a period of one hundred eighty (180) days after it has been delivered (or attempted to be delivered using reasonable efforts) in accordance with this Plan to the holder entitled thereto, such unclaimed distribution shall be forfeited by such holder, whereupon all right, title, and interest in and to the unclaimed Property included in that distribution as well as any future distribution to the holder on account of the Claim shall be returned to and held by the Disbursing Agent to be distributed Pro Rata

(unless the Surviving Officer determines that it is of minimal value) to the remaining holders of Allowed General Unsecured Claims in accordance with this Plan.

      6.14 Gift Certificates. Holders of unredeemed gift certificates issued by the Debtors shall be deemed to hold General Unsecured Claims, whether or not scheduled or filed, subject to the following provisions. The Confirmation Order or another order of the Bankruptcy Court shall specify times and methods of notice, which shall include advertisements in newspapers of general circulation, in each state of the United States in which the Debtors operated stores at the Petition Date, inviting holders of unredeemed gift certificates to surrender them. Any unredeemed gift certificate not surrendered (or otherwise substantiated in a manner satisfactory to the Surviving Officer) as provided in, and within the times specified by, such provisions shall be deemed abandoned by its holder and shall revert to and become the property of the Debtors for all purposes. Notwithstanding sections 347 and 1143 of the Bankruptcy Code or any otherwise applicable non-bankruptcy law, holders of gift certificates not surrendered or satisfactorily substantiated as provided above shall not participate in distributions under the Plan or have any further Claim against the Debtors on account thereof. Holders of unredeemed gift certificates who timely filed Claims based on their certificates but did not surrender them to the Debtors shall be specially entitled to notice of the foregoing procedures at the addresses listed on their relevant proofs of claim and must surrender or otherwise satisfactorily substantiate their certificates as provided above in order to participate in distribution under the Plan. Claims of holders who fail to do so shall be disallowed without the necessity of a further order of the Bankruptcy Court.

      6.15 Contrary law. The provisions of this Plan shall govern notwithstanding any contrary law of any jurisdiction, whether relating to escheat, unclaimed property, or otherwise.

      6.16 Withholding Taxes. Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

      6.17 Business Day. Any Distribution under the Plan that would otherwise be made on a day other than a Business Day shall be made on the next succeeding Business Day.

      6.18 Fractional Cents. Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

      6.19 Payments of Less than Ten Dollars. If a Cash payment otherwise provided for by this Plan with respect to an Allowed Claim would be less than Ten Dollars ($10.00) (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any other provision of this Plan and subject to the Surviving Officer's discretion, the Disbursing Agent shall not be required to make such payment and the Cash represented thereby shall be otherwise distributed to holders of Allowed General Unsecured Claims in accordance with this Plan.

      6.20 Setoffs. Except as otherwise provided for herein, the Surviving Officer or the Disbursing Agent may, but shall not be required to, set off against any Claim and the payments to be made under this Plan in respect of the Claim, rights or claims of any nature which the Debtors or their estates may have against the holder of the Claim, but neither the failure to do so nor the allowance of a Claim shall constitute a waiver or release by the Debtors or their estates of any claim they may have against the holder.

      6.21 Indemnification of Disbursing Agent. The Debtors shall indemnify and hold the Disbursing Agent harmless from any loss, liability, claim, demand, or cause of action asserted against the Disbursing Agent that arises directly from payments or distributions that the Disbursing Agent makes in good faith and in reliance on and compliance with written instructions that the Surviving Officer gives to the Disbursing Agent (and to which the Committee consents).

      6.22 Payment of Disbursing Agent's Compensation and Expenses. The Disbursing Agent may cause itself to be paid its compensation and its actual and necessary expenses in respect of each distribution under the Plan in respect of Allowed Claims, based on the Surviving Officer's calculations (as stated in the Surviving Officer's written instructions to the Disbursing Agent described above) of the distributions or payments to be made to holders of such Allowed Claims; provided, however, that the Disbursing Agent shall not cause such compensation or actual and necessary expenses to be paid until (a) the Disbursing Agent has provided to the Surviving Officer and the Committee a written statement or statements (which shall include itemized schedules setting forth the amount in which the Disbursing Agent requests compensation and its actual and necessary expenses, and the manner in which the Disbursing Agent has calculated its compensation and expenses), and (b) neither the Debtors nor the Committee has served on the Disbursing Agent a written objection to the statement or statements within 20 days after the Surviving Officer's and the Committee's receipt of the written statement(s). If the Debtors, the Committee, or both object to such written statement(s) or to the Disbursing Agent's requested compensation or reimbursement of expenses, the Disbursing Agent shall be paid the undisputed portions of such compensation and expenses and the disputed portions may, if not settled, be determined by the Bankruptcy Court by Final Order (on motion of the Debtors, the Committee, or the Disbursing Agent, and after a hearing on notice to the others).

      6.23 Cancellation and Discharge of Indentures. On the Effective Date, the Indenture governing the Debentures and the Trust Agreement governing the IDR Bonds shall be deemed cancelled without any further action, and the obligations thereunder of the Debtors and the Indenture Trustees shall be released and discharged, provided that the applicable provisions of the said Indenture shall continue in effect solely to permit the Indenture Trustee thereunder to make distributions as provided in this Plan and perform any necessary related functions, including maintenance and assertion of any right or lien on the distributions to be made to holders of Claims based on the Debentures to secure payment of the Indenture Trustee's compensation and expenses.

      6.24 Payment of Indenture Trustees' Compensation and Expenses. As security for payment of their compensation for services rendered, reimbursement of expenses and advances incurred or made under the Indenture and Trust Agreement respectively (including reasonable compensation and expenses of counsel), and the Debtors' obligation asserted by the Indenture

Trustees to indemnify them in certain respects, the Indenture Trustees assert liens, superior to the Claims of holders of the Debentures or the IDR Bonds, on all Property including Cash held or collected by each Indenture Trustee respectively. An Indenture Trustee may seek to recover its compensation and reimbursement of its expenses and advances through exercise of its liens on such distributions as are made to holders of Claims based on the Debentures or IDR Bonds. Distributions, if any, received by holders in respect of their Claims will be reduced by any amounts deducted by the Indenture Trustees in satisfaction of their lien rights.

                                  ARTICLE VII
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      7.01 Rejection. The Confirmation Order shall, without the necessity of any further action, constitute an order approving the rejection, in accordance with the provisions of section 365 and 1123 of the Bankruptcy Code, of all executory contracts or unexpired leases not assumed or rejected by the Debtors on or before the Confirmation Date or the subject of a motion for approval of assumption or rejection pending on the Confirmation Date, and all such executory contracts or unexpired leases shall thereby be deemed rejected by the Debtors as of the Confirmation Date without further notice or order.

      7.02 Bar Date for Rejection Claims. Each Entity party to an executory contract or unexpired lease not previously assumed or rejected by the Debtors and rejected under Section 7.01 hereof shall be entitled to file, not later than thirty (30) days after the Effective Date, a proof of claim for damages alleged to arise from the rejection of such executory contract, or any such Claim shall be barred. A copy of any such proof of claim shall be contemporaneously served on the Claims Agent, the Surviving Officer, and the Committee in accordance with the notice provisions given in section 11.9 hereof. If the Claim becomes an Allowed Claim, it shall be classified as a General Unsecured Claim and distributions thereon shall be made as provided in this Plan. The terms of this Plan shall constitute notice to all Entities of the bar date for filing a proof of claim for damages arising from the rejection of an executory contract or unexpired lease, and the Debtors shall have no further obligation to notify any Entity of the occurrence of the Confirmation Date or the Effective Date.

                                  ARTICLE VIII
              CONDITIONS PRECEDENT TO OCCURRENCE OF EFFECTIVE DATE

      8.01 Conditions to Effective Date. The Plan shall not become effective unless and until each of the following conditions has been satisfied:

            (a) The Confirmation Order shall have been entered on the docket of the Bankruptcy Court; and

            (b) The Confirmation Order shall have become a Final Order.

                                   ARTICLE IX
                            RETENTION OF JURISDICTION

            Following the Confirmation Date and until all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed, the Bankruptcy Court shall retain all legally permissible jurisdiction, including, without limitation, jurisdiction for the following purposes:

      9.01 Claims. To determine the allocability, classification, or priority of Claims against the Debtors and to resolve objections to Claims.

      9.02 Injunctions. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation, to construe or enforce the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and to determine all matters pending in the Cases.

      9.03 Professional Fees. To determine any and all applications for allowance of compensation and reimbursement of expenses of Professionals for periods through the Effective Date, as provided for in the Plan, and any disputes thereafter concerning Professional compensation and reimbursement of expenses.

      9.04 Certain Claims. To determine any Secured Claim, Priority Tax Claim, Priority Claim, or Administrative Claim, or any request for payment thereof.

      9.05 Construction of Plan. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of distributions thereunder.

      9.06 Dispute Resolution. To hear and resolve any claim or cause of action brought by or against the Debtors, the Surviving Officer, or the Committee, or any dispute involving the Debtors or their estates.

      9.07 Leases and Executory Contracts. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases.

      9.08 Actions. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted before the closing of the Cases, including any remands.

      9.09 General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or authorized under the Bankruptcy Code.

      9.10 Modification of the Plan. To modify the Plan in accordance with section 1127 of the Bankruptcy Code, and to remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

      9.11 Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law to the full extent authorized by the Bankruptcy Code.

      9.12 Implementation of Confirmation Order. To issue and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated; and:

      9.13 Final Decree. To issue a final decree closing the Cases.

                                   ARTICLE X
                             EFFECTS OF CONFIRMATION

      10.01 Releases.

            (a) Releases by Debtors. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors on behalf of themselves, their estates, creditors, and Interest holders shall be deemed to release, waive, and discharge all claims and rights of any nature in connection with or related to the Debtors, the Cases, or the Plan (other than the rights of the Debtors or the Committee to enforce the Plan and any instruments, agreements, and documents delivered thereunder, and to pursue and resolve Disputed Claims), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising (including, without limitation, those arising under the Bankruptcy Code), based on any act, omission, or occurrence on or before the Effective Date, against any of the Debtors' current or former officers and directors, the Committee or any of its members acting in that capacity, or the respective current and former agents, advisors, attorneys, Professionals, or other representatives of the Debtors, the Committee, or its members acting in that capacity.

            (b) Releases by Holders of Claims and Interests. As of the Effective Date, each Entity that holds or held a Claim (including, without limitation, an Administrative Claim) of any nature, and each Entity that holds or held an Interest, shall be deemed to release, waive, and discharge all claims and rights of any nature in connection with or related to the Debtors, the Cases, or this Plan (other than the right to receive the payments provided in the Plan and to require performance of the terms of the Plan and any related instruments, agreements, and documents), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising (including, without limitation, those arising under the Bankruptcy Code), based on any act, omission, or occurrence on or before the Effective Date, against any of the Debtors' current or former officers and directors, the Committee or any of its members acting in that capacity, or the respective current and former agents, advisors, attorneys, Professionals, or other representatives of the Debtors, the Committee, or its members acting in that capacity; provided, however, that the foregoing release shall not apply to any of the following to the extent not subject to any applicable Bar Date: (i) any action or omission that constitutes actual fraud or criminal behavior; (ii) any claim against a non-Debtor for breach of fiduciary duty with respect to the Jacobson Pension Plan, as provided in the Final Order relating to the PBGC Global Settlement; (iii) any violation of applicable federal securities laws; (iv) any claim by a common shareholder as of the Effective Date of JS Stores, Inc., relating to the ownership, purchase, or sale of such shares; or (v) any tax Claim of the State of Michigan, Department of Treasury.

      10.02 Indemnifications. On and after the Effective Date, the Debtors shall indemnify and hold harmless the Surviving Officer, the Committee and each of its members acting in that capacity, and the respective agents, advisors, attorneys, Professionals, and other representatives of the Debtors, the Surviving Officer, or the Committee or its members acting in that capacity from any loss, liability, claim, demand, or cause of action asserted against any of them arising from or relating to any of the Debtors or their estates, any of the Cases, any Claim, or in any other way concerning any alleged action or omission with respect to their duties in connection with this Plan, provided, however, that the foregoing indemnification shall not apply to any action or omission that constitutes actual fraud or criminal behavior.

      10.03 Injunctions.

            (a) As of the Effective Date, each Entity that holds or held a Claim (including, without limitation, an Administrative Claim) of any nature, and each Entity that holds or held an Interest, released under this Article shall be permanently enjoined from taking any of the following actions on account of any such Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, Surviving Officer, Committee or any of its members acting in that capacity, or their property, other than to vindicate any right under this Plan or related documents; (ii) enforcing, attaching, collecting, or recovering any judgment, award, decree, or order against the Debtors, Surviving Officer, Committee or any of its members acting in that capacity, or their property, other than as specifically permitted under this Plan; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, Surviving Officer, Committee or any of its members acting in that capacity, or their property; (iv) asserting a right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or Surviving Officer; or (v) commencing or continuing any action, in any manner, in any place, inconsistent with the provisions of this Plan. Without limitation, the foregoing injunction shall not bar actions falling within any of the exceptions to the releases by holders of Claims and Interests provided in section 10.01(b) of this Plan.

            (b) By accepting distributions under the Plan, each holder of an Allowed Claim shall be deemed to have specifically consented to the releases and injunctions provided in this Plan.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.01 Pre-Confirmation Modification. This Plan may be altered, amended, or modified by the Debtors and the Committee at any time before Confirmation.

      11.02 Post-Confirmation Modification. The Debtors and the Committee may, with the approval of the Bankruptcy Court, and without notice to holders of Claims and Interests, modify this Plan at any time so as correct any defect, omission, or inconsistency in this Plan in any manner necessary or desirable to expedite consummation, or carry out the purposes, of this Plan, so long as the modification does not materially and adversely affect the interest of any holder of a Claim. The Debtors or the Committee may modify the Plan in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims with the approval of the Bankruptcy Court after a hearing and in accordance with section 1127 of the Bankruptcy Code.

      11.03 Withdrawal or Revocation of the Plan. The Debtors and the Committee reserve the right to revoke or withdraw the Plan at any time before the Effective Date, with the same effect as if the Confirmation Order had not been entered.

      11.04 Post-Effective Date Professional Expenses. After the Effective Date requests by Professionals for compensation and reimbursement of expenses may be submitted, on a monthly or other periodic basis determined after consultation with the Surviving Officer, directly to the Surviving Officer with copies to the respective counsel to the Debtors and the Committee. If none of the foregoing objects to such a request within twenty (20) days of the submission, the Debtors may pay the requested compensation and expenses or, if disputed, any undisputed portion thereof without further order of the Bankruptcy Court. Any such objection shall be by writing provided to the Surviving Officer and respective counsel to the Debtors and the Committee. If the parties cannot resolve a timely objection, any party may seek a hearing before the Bankruptcy Court to consider the objection, without prejudice to the affected Professional's right to receive from the Disbursing Agent the undisputed portion of each such request and payment of future fees not subject to dispute.

      11.05 Termination of Service of Committee and Surviving Officer. The Committee shall remain in existence and the Surviving Officer or any successor chosen as provided in this Plan shall serve until the Cases have been closed under section 4.04 of this Plan, all property of the Debtors and their estates has been liquidated, all Disputed Claims have been Allowed or disallowed, and all Cash has been distributed to holders of Allowed Claims, at which time the services of the Surviving Officer shall terminate and the Committee shall dissolve, each without the necessity for further action or order of the Bankruptcy Court.

      11.06 Successors and Assigns. The rights, benefits, and obligations of any Entity referred to in the Plan shall bind and benefit the Entity's heirs, executors, administrators, successors and/or assigns.

      11.07 Cramdown. To the extent that the members of any Impaired Class of Claims or Interests entitled to vote on the Plan do not vote to accept the Plan, the Debtors and the Committee reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to the non-accepting Class or Classes.

      11.08 Governing Law. Except to the extent that the Bankruptcy Code or other federal law applies, and subject to the provisions of any applicable agreement or instrument, all rights and obligations arising under this Plan shall be governed by and construed in accordance with the internal law of the State of Michigan.

      11.09 Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, (c) reputable overnight courier service, freight prepaid, or (d) telefacsimile, to be addressed as follows or at such alternate address as any of the following may designate by notice given in like manner:

         If to the Debtors or the Surviving Officer:

                  JS Stores, Inc. (f/k/a Jacobson Stores Inc.)
                  One Jackson Square, Suite 301
                  Jackson, Michigan  49201
                  Facsimile:  (517) 764-7983
                  Attn.:  Paul W. Gilbert

                  with a copy to:

                  Honigman Miller Schwartz and Cohn LLP
                  222 North Washington Square, Suite 400
                  Lansing, Michigan 48933
                  Facsimile:  (517) 484-8286
                  Attn.:  Andrew J. Gerdes, Esq.

                  -and-

                  Traub, Bonacquist & Fox LLP
                  655 Third Avenue, 21st Floor
                  New York, New York  10017
                  Facsimile:  (212) 476-4787
                  Attn.:  Paul Traub, Esq.

         If to the Committee:

                  Committee Co-Chairs:

                  Bank One Trust Company
                  1111 Polaris Parkway
                  Suite 1K-Mail Code OH1-0181
                  Columbus, Ohio  43240
                  Facsimile:  (614) 248-5195
                  Attn.:  Eamon Fahey

                  Hart Schaffner & Marx
                  101 N. Wacker Drive
                  Chicago, Illinois  60606
                  Facsimile:  (312) 444-2712
                  Attn.:  James R. Torongo

                  -and-

                  Kronish Lieb Weiner & Hellman LLP
                  1114 Avenue of the Americas
                  New York, New York  10036

                  Facsimile:  (212) 479-6275
                  Attn.:  Jay R. Indyke, Esq.

                  -and-

                  Pepper Hamilton LLP
                  100 Renaissance Center
                  Suite 3600
                  Detroit, Michigan  48243
                  Facsimile:  (313) 259-7926
                  Attn.:  Robert S. Hertzberg, Esq.

      11.10 Severability. A determination that any provision of this Plan is unenforceable in whole or in part shall not limit or affect the enforceability or operative effect of any other provision of this Plan.

Dated: Detroit, Michigan
       February 26, 2004

                        JS STORES INC., f/k/a JACOBSON STORES INC., for itself and its affiliated Debtors


                        By:     /s/  Paul W. Gilbert
                             -----------------------------------------------
                             Paul W. Gilbert
                             Its: Vice Chairman and Chief Financial Officer

                            -- and --

                        THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF JS STORES INC., f/k/a JACOBSON STORES INC., et al.


                        By:     /s/  James R. Torongo
                             -----------------------------------------------
                             James R. Torongo
                             Hart Schaffner & Marx
                             Its: Co-Chair

Presented by:

HONIGMAN MILLER SCHWARTZ & COHN LLP
Andrew J. Gerdes
2290 First National Building
660 Woodward Avenue
Detroit, Michigan  48226
(313) 465-7000

Counsel to the Debtors and Debtors-in-Possession

TRAUB, BONACQUIST & FOX LLP
Paul Traub
Steven E. Fox
Maura I. Russell
655 Third Avenue, 21st Floor
New York, New York  10017
(212) 476-4770

Special Counsel to the Debtors and Debtors-in-Possession

- and -

KRONISH LIEB WEINER & HELLMAN LLP
Jay R. Indyke
Charles J. Shaw
1114 Avenue of the Americas
New York, New York  10036-7798
(212) 479-6000

Counsel to the Official Committee of Unsecured Creditors of the Debtors

PEPPER HAMILTON LLP
Robert S. Hertzberg
100 Renaissance Center
Suite 3600
Detroit, Michigan  48243
(313) 259-7110

Local Counsel to the Official Committee of Unsecured Creditors of the Debtors